Exhibit 10.1

[SunTrust Banks, Inc. Letterhead]

●, 2019

[Name]

At the address on file with the Company

Dear ●,

You are a valued enterprise executive, and we hope you will play a key role in the integration of SunTrust Banks, Inc. (“SunTrust”) and BB&T Corporation (“BB&T”) following the merger provided for by the Agreement and Plan of Merger, dated as of February 7, 2019 (the “Merger”). This letter confirms our discussions regarding your ongoing role following the Merger and the changes we have agreed to with respect to your existing arrangements in support of your role.

Your Role During the Integration

On the closing of the Merger, you will have the title, position and principal work location with the combined SunTrust and BB&T (the “Combined Company”) set forth on the attached Annex (your “Integration Role and Location”).

Your Pay to Lead and Pay to Integrate Awards

We are separately communicating to you the amount and terms of your Pay to Lead and Pay to Integrate incentive awards. These awards have been designed in light of your Integration Role and Location and eligibility for the awards is subject to your agreement to be bound by this letter.

Protection During the Integration Period and Right to Reevaluate “Good Reason”

The integration period is scheduled to end on October 1, 2021 (the “Extension Date”).

If your employment is terminated by the Combined Company without “Cause” (as defined in the SunTrust Banks, Inc. Executive Severance Pay Plan, as amended and restated as of January 1, 2019 (the “Executive Severance Plan”)) during the period from the date of consummation of the Merger and through the sixtieth (60th) day after the Extension Date, you will receive your Change in Control Termination entitlements under the Executive Severance Plan, calculated under the terms of the Executive Severance Plan based on the greater of (a) your base salary and target bonus percentage in effect immediately before the Merger and (b) your base salary and target bonus percentage in effect on your termination date (your “Enhanced Entitlements”). In the event of your death prior to the Extension Date, your Enhanced Entitlements will be paid in a lump sum to your estate, sixty (60) days after the date of your death.

In addition, if you remain employed with the Combined Company through the Extension Date, you will have thirty (30) days immediately following the Extension Date to determine whether, based upon your position, duties, authority and principal work location as of the Extension Date, as compared to your position, duties, authority and principal work location as of immediately prior to the date of the closing of the Merger, to resign your employment (a) for “Good Reason” under the Executive Severance Plan and (b) for “Good Reason” under your outstanding SunTrust equity or equity-based incentive awards. For this purpose, your benefits under the Executive Severance Plan if you have Good Reason will be your Enhanced Entitlements and any applicable Good Reason cure period will be limited to thirty (30) days.

You agree that, until the Extension Date, you waive any right you may have to terminate your employment (a) for “Good Reason” under the Executive Severance Plan or (b) for “Good Reason” under any outstanding SunTrust equity or equity-based incentive award granted to you (including, but not limited to, restricted stock units, performance share units, stock options or phantom shares), in each case, as a result of your transition to your Integration Role and Location (or, with respect to your title and position, the assignment to you of the duties, responsibilities and authority associated therewith, or any substantially similar title and position).

Your rights to your Enhanced Entitlements and with respect to Good Reason following the Extension Date under this Agreement will be administered and construed consistent with the terms and claims procedures of the Executive Severance Plan (after giving effect to the “Legal Fees” paragraph below) as if such terms were set forth therein.

Legal Fees

In the event any claim, contest or dispute arises between you and the Combined Company regarding the characterization of your termination as it affects your right to benefits under (a) this letter or (b) the Executive Severance Plan, upon a termination of employment prior to the thirtieth (30th) day after the Extension Date, whether instituted by formal legal proceedings or otherwise, the Combined Company shall reimburse you for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from any such claim, contest or dispute, if you prevail in any action initiated by you or you have acted reasonably and in good faith in defending against any action initiated by the Combined Company (notwithstanding Section 9 of the Arbitration Agreement). Such reimbursement shall be paid within ten (10) days after you furnish the Combined Company with written evidence of any costs and expenses you have incurred. All reimbursements provided under this letter will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Effectiveness

This letter agreement will become effective on the closing of the Merger. If your employment terminates for any reason before the closing of the Merger or the Merger is abandoned, this letter will automatically terminate and be of no further force or effect and neither of us will have any obligations under it.

Interpretation

Except as specifically provided for in this letter, your and our rights under the Executive Severance Plan and outstanding SunTrust equity or equity-based incentive awards will remain in full force and effect.

This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This letter is not intended to create a contract of employment and you acknowledge that your employment will continue to be “at will.”

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We appreciate your efforts leading up to the Merger and look forward to your continued contribution.

Sincerely,

SUNTRUST BANKS, INC.

By:
Name:
Title:

I agree with and accept the terms and conditions of this letter:

Name:
Date:

ANNEX

Name:

Title:

Primary Work Location:

Reporting Relationship(s):